Exhibit 99.1

                   Paxar Appoints Anthony Colatrella
              Vice President and Chief Financial Officer

    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--July 13, 2005--Paxar Corporation (NYSE: PXR), announced today that Anthony "Tony" Colatrella has been appointed Vice President and Chief Financial Officer, effective July 18, 2005. James R. Painter, Interim Chief Financial Officer, will return to his duties as a member of Paxar's Board of Directors and Chairman of the Audit Committee.
    Mr. Colatrella comes to Paxar with a 28-year career with three major companies, Verizon (formerly GTE) Corporation, United Technologies Corporation and The Scotts Company where he held various senior financial leadership positions. Most recently, he was Senior Vice President and Corporate Controller of The Scotts Company, Inc. where he managed the Sarbanes-Oxley project and was responsible for all aspects of financial controls, external reporting and financial planning and analysis for this $2 billion public corporation. Previously, as Senior Vice President and General Manager of Scotts LawnService(R), he grew revenues at this new business from $20M to $150M in two years. Previously, Mr. Colatrella held positions as Senior Vice President, Finance - North America, and Senior Vice President, Strategy and Corporate Development where he led The Scotts Company's global acquisition and expansion program. During his 13-year career at United Technologies, Mr. Colatrella held several key financial management positions including Vice President of Finance for the GE/Pratt & Whitney Commercial Engine Alliance. While Director of Finance for Otis Elevator International (a subsidiary of United Technologies Corporation) he lived in Paris and was responsible for the financial reporting and business planning processes for 25 subsidiary locations operating in Europe, Africa and the Middle East. He is a certified public accountant and has a Bachelor's of Business Administration in Accounting from the University of Massachusetts and a Master's of Business Administration in Finance from Xavier University.
    Rob van der Merwe, President and CEO of Paxar, stated, "I am very pleased to have Tony join our executive management team. We will benefit greatly from his exceptional financial management background, which encompasses all the financial disciplines, and his strong public company experience. I am confident he will provide strong financial management leadership to the Company, and be a valuable strategic business partner to me and the other members of our global leadership team."

    Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.

                     For more information on Paxar
                Call Investor Relations - 914.697.6862
                    or visit our Company's Web site
                             www.paxar.com


    CONTACT: Paxar Corporation
             Investor Relations:
             Bob Powers, 914-697-6862